Exhibit 99.2
July 31, 2025

Fellow Shareholders:

We are pleased to report another strong quarter of performance, marked by double-digit growth across all of our business segments, expanding profitability, and continued momentum across our platform. Revenue of $250 million grew 19% from the prior year period, our fifth consecutive quarter of YoY growth, and AEBITDA of $31.8 million increased 35%, assisted by positive operating leverage. Our performance is due to the cumulative effect of operational excellence initiatives bearing fruit. This culture of continuous improvement to our core business has enabled us to deliver more value to partners, improve efficiency, and extend our leadership in an evolving digital ecosystem.

Our lending and insurance carrier partners continue to rely on us to grow their businesses, which demonstrates the value of our industry leading marketplace to deliver high-intent consumers to them with exceptional levels of precision and granularity. This is evidenced by the 40% YoY increase in small business loans originated on our network in Q2, 23% YoY growth in personal loans issued, and increased carrier budgets driving 21% YoY Insurance revenue growth.

Consumer revenue rose 12% in Q2 despite the persistent high-interest-rate environment. Segment profit grew 19%, with strong contributions from both personal loans (+14% revenue) and small business loans (+61% revenue), where we continue to gain market share. Home segment revenue increased 25%, driven by a 38% increase in our home equity product, supported by the ongoing addition of new lenders and high consumer demand to unlock home equity. And our Insurance business had another strong quarter of growth despite a difficult comparison.

Artificial intelligence is changing the way companies operate, and we have already incorporated this technology in many parts of our core platform. We will continue to implement new AI solutions throughout our business, leveraging proprietary technology along with those from existing partners and other leading third-party providers like OpenAI. This will allow us to accelerate innovation across every area of the company.

Our investments in AI, along with our brand and deep partner relationships, will help us win in an evolving marketing landscape. While we continue to maintain a strong presence on established search platforms, we are sharply focused on expanding our presence further in GenAI-enabled search solutions.

We expect AI will unlock new levels of efficiency, personalization, and insight for our business. These capabilities are enabling our teams to work smarter and faster while enhancing the way we serve both our partners and consumers.

A summary of our consolidated and segment level results follows:

Q2.2025	1

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2025		2024			Y/Y
	Q2	Q1	Q4	Q3	Q2	% Change

Total revenue	$250.1	$239.7	$261.5	$260.8	$210.1	19%

Income (loss) before income taxes	$10.8	$(14.8)	$9.1	$(57.5)	$9.4	15%
Income tax (expense) benefit	$(1.9)	$2.4	$(1.6)	$(0.5)	$(1.6)	(19)%
Net income (loss)	$8.9	$(12.4)	$7.5	$(58.0)	$7.8	14%
Net income (loss)% of revenue	4%	(5)%	3%	(22)%	4%

Income (loss) per share
Basic	$0.65	$(0.92)	$0.56	$(4.34)	$0.58
Diluted	$0.65	$(0.92)	$0.55	$(4.34)	$0.58

Variable marketing margin
Total revenue	$250.1	$239.7	$261.5	$260.8	$210.1	19%
Variable marketing expense (1) (2)	$(166.5)	$(162.0)	$(174.8)	$(183.6)	$(139.2)	20%
Variable marketing margin (2)	$83.6	$77.7	$86.7	$77.2	$70.9	18%
Variable marketing margin % of revenue (2)	33%	32%	33%	30%	34%

Adjusted EBITDA (2)	$31.8	$24.6	$32.2	$26.9	$23.5	35%
Adjusted EBITDA % of revenue (2)	13%	10%	12%	10%	11%

Adjusted net income (2)	$15.4	$13.5	$15.8	$10.9	$7.2	114%

Adjusted net income per share (2)	$1.13	$0.99	$1.16	$0.80	$0.54	109%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Q2.2025	2

Q2 2025 Consolidated Results

Consolidated revenue of $250.1 million increased 19% over the prior year, driven by double-digit growth across each of our three segments.

We recorded GAAP net income of $8.9 million or $0.65 per diluted share.

Variable Marketing Margin of $83.6 million grew 18% over prior year.

Adjusted EBITDA was $31.8 million, an increase of 35% YoY.

Adjusted net income of $15.4 million translates to $1.13 per share.

Q2.2025	3

Segment Results

(millions)	2025		2024			Y/Y
	Q2	Q1	Q4	Q3	Q2	% Change
Home (1)
Revenue	$40.4	$37.0	$34.0	$32.2	$32.2	25%
Segment profit	$13.1	$13.1	$11.7	$9.3	$9.3	41%
Segment profit % of revenue	32%	35%	34%	29%	29%

Consumer (2)
Revenue	$62.5	$56.0	$55.6	$59.5	$55.9	12%
Segment profit	$32.1	$27.1	$28.2	$28.0	$26.9	19%
Segment profit % of revenue	51%	48%	51%	47%	48%

Insurance (3)
Revenue	$147.2	$146.7	$171.7	$169.1	$122.1	21%
Segment profit	$40.0	$38.7	$48.0	$41.4	$36.4	10%
Segment profit % of revenue	27%	26%	28%	24%	30%

Other Category (4)
Revenue	$—	$—	$0.2	$—	$—	—%
(Loss) profit	$—	$—	$—	$—	$(0.1)	100%

Total
Revenue	$250.1	$239.7	$261.5	$260.8	$210.1	19%
Segment profit	$85.1	$79.0	$87.9	$78.6	$72.5	17%
Segment profit % of revenue	34%	33%	34%	30%	35%

Brand marketing expense (5)	$(1.5)	$(1.3)	$(1.2)	$(1.4)	$(1.6)	(6)%

Variable marketing margin	$83.6	$77.7	$86.7	$77.2	$70.9	18%
Variable marketing margin % of revenue	33%	32%	33%	30%	34%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, and home equity loans.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, auto loans, deposit accounts and debt settlement.
(3)	The Insurance segment consists of insurance quote products and sales of insurance policies. We closed the insurance agency business and ceased the sale of insurance policies in the second quarter of 2025.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Q2.2025	4

Insurance

Segment revenue of $147.2 million increased 21% and segment profit of $40.0 million grew by 10% from the year ago period. Insurance carriers are broadly enjoying very strong underwriting results following multiple quarters of premium increases and stable loss cost trends.

The largest carriers on our network continue to lean into this favorable backdrop, with large budget allocations from them responsible for our solid revenue growth rate in the segment. Higher rates for drivers due to the hard market cycle remains the primary driver of increased consumer shopping traffic to our websites.

During the quarter we saw strong growth in demand across all of our major insurance verticals against a backdrop of healthy competition within our major marketing channels. We believe the favorable market dynamics and broadening product demand create a solid foundation for this industry growth cycle to continue for an extended period of time.

Consumer

Our Consumer segment revenue of $62.5 million increased 12% YoY, while profit of $32.1 million grew 19%, driven by segment margins increasing to 51% versus 48% a year ago. Similar to prior periods, strong growth in small business and personal loans were responsible for the solid segment performance.

Small business revenue increased 61% YoY as the number of loans closed on our network grew 40% from the prior year period. Revenue from loan renewals continues to expand. Business owners are showing they value the service our concierge team members provide them, allowing us to capture additional lifetime value beyond the original transaction economics. We have also focused on growing the number and types of lenders on our small business network, broadening our ability to serve business owners who trust us to manage their financing needs. Our team has also made strides in the government guaranteed SBA loan market, creating new partnerships to help serve our customers who may qualify for this lower cost financing solution.

Personal loans revenue of $30.6 million increased 14% YoY. Some of our prime and mid-prime lender partners have begun to increase credit availability to a broader segment of our customer traffic, helping drive the healthy YoY increase in funded loans on our network. We continued to iterate and enhance our matching algorithms that aim to better align lenders and consumers, resulting in higher conversion rates and closed loans at positive unit economics, which highlights the flywheel effect of our marketplace. We are continually testing and improving our matching platform to ensure both our lending partners and consumers are being paired at the optimum rate, maximizing close rates for our partners while also helping customers obtain the best priced loans they qualify for.

Home

Home segment revenue of $40.4 million and profit of $13.1 million increased 25% and 41% YoY, respectively. Home equity remains the primary focus for consumers and our lender partners as mortgage rates remained persistently high during the quarter. The home equity product generated

Q2.2025	5

revenue of $30.3 million resulting in 38% growth YoY. Appetite for primary mortgage loans remains near trough levels. A shortage of in-the-money refinance borrowers persists given the current higher level of mortgage rates, and historically low existing home sales are suppressing consumer demand for purchase loans.

Balance Sheet and Liquidity

Our financial position has improved markedly over the last year, with net leverage declining to 3x from 5x at the end of the prior year period. Our cash balance was $149 million at quarter end. We subsequently repaid $95 million of remaining principal balance on the July 2025 convertible notes at stated maturity using cash on hand. As we continue to delever and improve upon our strong financial position we are focused on enhancing the efficiency of our capital structure.

Financial Outlook*

Today we reiterate our recently updated outlook for the third quarter and full-year 2025:

Third-quarter 2025:*
▪Revenue: $273 - $281 million
▪Variable Marketing Margin: $86 - $89 million
▪Adjusted EBITDA: $34 - $36 million
Full-year 2025:*
▪Revenue of $1.0 to $1.05 billion
▪Variable Marketing Margin of $329 - $336 million
▪Adjusted EBITDA of $119 - $126 million

*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax considerations have in the past, and may in the future, significantly affect GAAP results in a particular period.

Q2.2025	6

Conclusion

Our company delivered another strong quarter driven by the cumulative positive impacts from operational excellence initiatives across our core business. The success we are enjoying across all business segments reflects the value our data-driven marketplace delivers to our partners and customers. Moving forward, we believe the company’s ability to innovate with AI-enhanced tools will continue to drive partner value, improve the consumer experience, and generate operational efficiencies. We remain focused on building our leading position in the entrenched internet search marketplace, while actively adapting to changes in consumer behavior and emerging technologies. With our strong brand and adaptive platform, we are well-positioned to accelerate growth, enhance service quality, and strengthen financial performance moving forward.

Thank you for your continued support.

Sincerely,

Doug Lebda                Jason Bengel
Chairman & CEO            CFO

Investor Relations: investors@lendingtree.com	Media Relations: press@lendingtree.com

Q2.2025	7

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands, except per share amounts)
Revenue	$250,116	$210,140	$489,844	$377,908
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	10,029	8,411	19,937	16,956
Selling and marketing expense (1)	176,753	148,387	349,504	256,563
General and administrative expense (1)	25,034	27,118	55,694	52,914
Product development (1)	11,473	10,374	23,377	22,231
Depreciation	4,241	4,601	8,538	9,268
Amortization of intangibles	1,307	1,467	2,614	2,956
Restructuring and severance (1)	357	202	1,155	225
Litigation settlements and contingencies	(2)	(7)	15,210	29
Total costs and expenses	229,192	200,553	476,029	361,142
Operating income	20,924	9,587	13,815	16,766
Other income (expense), net:
Interest expense, net	(10,402)	(1,201)	(19,486)	(7,839)
Other income	248	1,052	1,636	2,086
Income (loss) before income taxes	10,770	9,438	(4,035)	11,013
Income tax (expense) benefit	(1,908)	(1,686)	522	(2,245)
Net income (loss) and comprehensive income (loss)	$8,862	$7,752	$(3,513)	$8,768

Weighted average shares outstanding:
Basic	13,549	13,257	13,495	13,179
Diluted	13,650	13,407	13,495	13,364
Net income (loss) per share:
Basic	$0.65	$0.58	$(0.26)	$0.67
Diluted	$0.65	$0.58	$(0.26)	$0.66

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$58	$74	$28	$169
Selling and marketing expense	678	829	1,335	1,853
General and administrative expense	3,492	5,440	11,863	10,773
Product development	739	1,094	1,608	2,431
Restructuring and severance	195	—	255	—

Q2.2025	8

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2025	December 31, 2024
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$149,131	$106,594
Accounts receivable, net	126,187	97,790
Prepaid and other current assets	42,477	34,078
Assets held for sale	1,221	—
Total current assets	319,016	238,462
Property and equipment, net	39,064	42,780
Operating lease right-of-use assets	50,219	52,557
Goodwill	381,539	381,539
Intangible assets, net	40,669	43,283
Equity investments	475	1,700
Other non-current assets	4,783	7,353
Total assets	$835,765	$767,674

LIABILITIES:
Current portion of long-term debt	$106,162	$124,931
Accounts payable, trade	41,101	8,360
Accrued expenses and other current liabilities	113,329	107,185
Total current liabilities	260,592	240,476
Long-term debt	385,110	344,124
Operating lease liabilities	66,116	69,238
Deferred income tax liabilities	5,682	4,884
Other non-current liabilities	153	131
Total liabilities	717,653	658,853
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $0.01 par value; 50,000,000 shares authorized; 16,966,651 and 16,746,556 shares issued, respectively, and 13,611,185 and 13,391,090 shares outstanding, respectively	170	167
Additional paid-in capital	1,267,040	1,254,239
Accumulated deficit	(882,920)	(879,407)
Treasury stock; 3,355,466 and 3,355,466 shares, respectively	(266,178)	(266,178)
Total shareholders' equity	118,112	108,821
Total liabilities and shareholders' equity	$835,765	$767,674

Q2.2025	9

LENDINGTREE, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Six Months Ended June 30,
	2025	2024
	(in thousands)
Cash flows from operating activities:
Net (loss) income and comprehensive (loss) income	$(3,513)	$8,768
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on impairments and disposal of assets	254	781
Amortization of intangibles	2,614	2,956
Depreciation	8,538	9,268
Non-cash compensation expense	15,089	15,226
Deferred income taxes	798	1,004
Bad debt expense	183	(56)
Amortization of debt issuance costs	994	1,270
Amortization of debt discount	206	118
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	(507)	(1,854)
Gain on settlement of convertible debt	(266)	(8,619)
Loss on impairment of investments	1,225	—
Changes in current assets and liabilities:
Accounts receivable	(28,580)	(52,701)
Prepaid and other current assets	(6,001)	(1,824)
Accounts payable, accrued expenses and other current liabilities	38,944	26,383
Income taxes	(2,757)	154
Other, net	522	(109)
Net cash provided by operating activities	27,743	765
Cash flows from investing activities:
Capital expenditures	(6,158)	(5,476)
Other	—	2
Net cash used in investing activities	(6,158)	(5,474)
Cash flows from financing activities:
Repayment of term loan	(6,563)	(4,375)
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(2,285)	(2,306)
Repurchase of 0.50% Convertible Senior Notes	(19,700)	(151,687)
Net proceeds from term loan	50,000	125,000
Payment of debt costs	(500)	(4,085)
Payment of original issue discount	—	(3,125)
Net cash provided by (used in) financing activities	20,952	(40,578)
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	42,537	(45,287)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	106,594	112,056
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$149,131	$66,769

Q2.2025	10

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense, the most directly comparable GAAP measure, to variable marketing expense. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
	(in thousands)
Selling and marketing expense	$176,753	$172,751	$185,858	$193,542	$148,387
Non-variable selling and marketing expense (1)	(10,285)	(10,750)	(11,084)	(9,976)	(9,140)
Variable marketing expense	$166,468	$162,001	$174,774	$183,566	$139,247

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q2.2025	11

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to variable marketing margin and net income (loss) % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
	(in thousands, except percentages)
Net income (loss)	$8,862	$(12,375)	$7,506	$(57,978)	$7,752
Net income (loss) % of revenue	4%	(5)%	3%	(22)%	4%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	10,029	9,908	9,744	9,372	8,411
Non-variable selling and marketing expense (1)	10,285	10,750	11,084	9,976	9,140
General and administrative expense	25,034	30,660	29,111	26,680	27,118
Product development	11,473	11,904	12,937	11,190	10,374
Depreciation	4,241	4,297	4,448	4,584	4,601
Amortization of intangibles	1,307	1,307	1,467	1,466	1,467
Restructuring and severance	357	798	10	273	202
Litigation settlements and contingencies	(2)	15,212	6	3,762	(7)
Interest expense, net	10,402	9,084	9,950	10,060	1,201
Other (income) expense	(248)	(1,388)	(1,143)	57,391	(1,052)
Income tax expense (benefit)	1,908	(2,430)	1,628	447	1,686
Variable marketing margin	$83,648	$77,727	$86,748	$77,223	$70,893
Variable marketing margin % of revenue	33%	32%	33%	30%	34%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q2.2025	12

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted EBITDA and net income (loss) % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
	(in thousands, except percentages)
Net income (loss)	$8,862	$(12,375)	$7,506	$(57,978)	$7,752
Net income (loss) % of revenue	4%	(5)%	3%	(22)%	4%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	1,307	1,307	1,467	1,466	1,467
Depreciation	4,241	4,297	4,448	4,584	4,601
Restructuring and severance	357	798	10	273	202
Loss on impairments and disposal of assets	—	254	1,797	6	413
Loss on impairment of equity investments	1,225	—	—	58,376	—
Non-cash compensation	4,967	9,867	6,494	6,859	7,437
Litigation settlements and contingencies	(2)	15,212	6	3,762	(7)
Interest expense, net	10,402	9,084	9,950	10,060	1,201
Dividend income	(1,474)	(1,388)	(1,144)	(982)	(1,225)
Income tax expense (benefit)	1,908	(2,430)	1,628	447	1,686
Adjusted EBITDA	$31,793	$24,626	$32,162	$26,873	$23,527
Adjusted EBITDA % of revenue	13%	10%	12%	10%	11%

Q2.2025	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and net income (loss) per diluted share to adjusted net income per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
	(in thousands, except per share amounts)
Net income (loss)	$8,862	$(12,375)	$7,506	$(57,978)	$7,752
Adjustments to reconcile to adjusted net income:
Restructuring and severance	357	798	10	273	202
Loss on impairments and disposal of assets	—	254	1,797	6	413
Loss on impairment of equity investments	1,225	—	—	58,376	—
Non-cash compensation	4,967	9,867	6,494	6,859	7,437
Litigation settlements and contingencies	(2)	15,212	6	3,762	(7)
Gain on extinguishment of debt	—	(266)	—	(416)	(8,619)
Adjusted net income	$15,409	$13,490	$15,813	$10,882	$7,178

Net income (loss) per diluted share	$0.65	$(0.92)	$0.55	$(4.34)	$0.58
Adjustments to reconcile net income (loss) to adjusted net income	0.48	1.92	0.61	5.16	(0.04)
Adjustments to reconcile effect of dilutive securities	—	(0.01)	—	(0.02)	—
Adjusted net income per share	$1.13	$0.99	$1.16	$0.80	$0.54

Adjusted weighted average diluted shares outstanding	13,650	13,686	13,591	13,555	13,407
Effect of dilutive securities	—	245	—	206	—
Weighted average diluted shares outstanding	13,650	13,441	13,591	13,349	13,407
Effect of dilutive securities	101	—	224	—	150
Weighted average basic shares outstanding	13,549	13,441	13,367	13,349	13,257

Q2.2025	14

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•Variable marketing expense
•Variable marketing margin
•Variable marketing margin % of revenue
•Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")
•Adjusted EBITDA % of revenue
•Adjusted net income
•Adjusted net income per share

Variable marketing expense, variable marketing margin and variable marketing margin % of revenue are related measures of the effectiveness of the Company's marketing efforts. Variable marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing, and related expenses, and excludes overhead, fixed costs, and personnel-related expenses. Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing expense. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP net income and GAAP net income per diluted share by enabling investors to make period to period comparisons of those components of the most directly comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, gain/loss on investments, restructuring and severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, contributions to the LendingTree Foundation, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments, any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and income tax (benefit) expense from a full valuation allowance. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income and GAAP net income per diluted share.

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These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures
Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income.

EBITDA is defined as net income (loss) excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) contributions to the LendingTree Foundation (9) dividend income, and (10) one-time items.

Adjusted net income is defined as net income (loss) excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) contributions to the LendingTree Foundation, (10) one-time items, (11) the effects to income taxes of the aforementioned adjustments, (12) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and (13) income tax (benefit) expense from a full valuation allowance.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share if their inclusion would be dilutive.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items
Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.

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Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates and inflation; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network partners, including dependence on certain key network partners; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; effects of changing laws, rules or regulations on our business model; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network partners or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2024, in our Quarterly Report on Form 10-Q for the period ended March 31, 2025, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

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